Exhibit 99.1

Capital Properties, Inc.
100 Dexter Road
East Providence, RI  02914
Phone:              1.401.435-7171
Fax:              1.401.435-7179

PRESS RELEASE

April 26, 2010

Capital Properties, Inc. Announces Special Dividend
FOR IMMEDIATE RELEASE

East Providence, Rhode Island:  Capital Properties, Inc. (Pink Sheets: CPTP) today announced that the Board of Directors declared a special dividend in the amount of $.83 per share on Class A and Class B common stock to shareholders of record on May 12, 2010 payable on May 26, 2010.  The dividend represents the payout to the shareholders of the Company’s earnings and profits as calculated for federal income tax purposes which total $5,474,682 as of December 31, 2009.  Robert H. Eder, Chairman, stated “We have previously announced our intention at some time in the future to convert to a pass-through entity for federal income tax purposes.  Our advisors inform us that in order to effectuate such a conversion, we will be required to pay out our accumulated earnings and profits.  Given that the tax on dividends is expected to rise substantially on January 1, 2011, the Board of Directors determined that it would be in the best interest of our shareholders to pay out the accumulated earnings and profits prior to that point in time.”

The Company also announced that the Board of Directors declared the regular quarterly dividend of $.03 per share on Class A and Class B common stock to shareholders of record on May 12, 2010 payable on May 26, 2010.

The Company also announced that in order to fund the special dividend, it had borrowed $6,000,000 from Bank Rhode Island.  The loan bears interest at the rate of 6% per annum and has a term of ten years with repayments on a twenty-year amortization schedule.  The loan matures on April 26, 2020.  The loan contains the customary covenants, terms and conditions and permits prepayment at any time, in whole or in part, without penalty if the prepayment is made from internally generated funds.

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Certain written statements made in this press release may contain “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events.  Certain risks, uncertainties and other important factors are detailed in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-K and 10-Q.  The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements.

CONTACT:
Barbara J. Dreyer, Treasurer
(401) 435-7171